Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 (No. 333-200363) of LifeVantage Corporation and subsidiaries (the “Company”) of our report dated September 1, 2015 with respect to the consolidated balance sheet of the Company as of June 30, 2015, and the related consolidated statements of operations and comprehensive income, changes in stockholders' equity, and cash flows for the two-year period ended June 30, 2015, which report appears in the Company's annual report on Form 10-K filed with the Securities and Exchange Commission for the year ended June 30, 2016.

EKS&H LLLP
Denver, Colorado
December 12, 2016